EXHIBIT 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

RECEIVES NOTIFICATION LETTER FROM NASDAQ

REGARDING FORM 10-Q FILING; AND

ANNOUNCES RESULTS OF OPERATIONS

Harrison, Arkansas — November 30, 2010 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that on November 23, 2010, the Corporation received a letter from The Nasdaq Stock Market, dated November 23, 2010, indicating that the Corporation is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 5250(c)(1).  The Nasdaq letter was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 with the U.S. Securities and Exchange Commission.  As previously disclosed, the Corporation required additional time to file the Form 10-Q primarily due to the continuing analysis of the loan portfolio of the Bank and the results of recent regulatory examinations and correspondence.  On November 30, 2010, the Corporation filed its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 with the U.S. Securities and Exchange Commission.

Pursuant to the Nasdaq notification letter, the Corporation is required to submit a plan to regain compliance with Nasdaq’s filing requirements for continued listing within 60 calendar days of November 23, 2010. The Corporation anticipates that the filing of its Form 10-Q on November 30, 2010 will eliminate the need to submit a formal plan to regain compliance with Nasdaq’s filing requirements for continued listing.

The Corporation also announced today that the Corporation recorded a net loss from core operations of $5.4 million for the quarter ended September 30, 2010 compared to a net loss of $23.2 million for the third quarter of 2009.  After taking into account dividends and discount accretion on the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A  (the “Preferred Stock”), the net loss available to common shareholders was $5.6 million for the three months ended September 30, 2010 compared to a net loss of $23.4 million for the three months ended September 30, 2009.  For the nine months ended September 30, 2010, the Corporation recorded a net loss from core operations of $3.8 million compared to a net loss of $25.7 million for the first nine months of 2009. The decrease in net loss for the three and nine months ended September 30, 2010 was primarily due to a decrease in the provision for loan losses.  The Corporation’s net loss available to common shareholders was $1.15 per common share for the third quarter of 2010 compared to a net loss of $4.84 per common share for the third quarter of 2009. The Corporation’s net loss available to common shareholders was $0.93 per common share for the nine months ended September 30, 2010 compared to a net loss of $5.40 per common share for the nine months ended September 30, 2009.  Tangible book value or tangible stockholders’ equity per common share at September 30, 2010, was $4.79.

Larry J. Brandt, CEO for the Corporation said, “The economic recovery has been much slower than predicted at the beginning of the year, which has continued to negatively affect our profitability. We recorded $5.6 million in loan loss provisions during the third quarter as well as $2.1 million in real estate owned writedowns.  However, the level of provisions and REO writedowns is significantly less than it was during the same periods in 2009.  We have sold approximately $16 million of real estate owned during 2010 by reducing the price on our properties and aggressively marketing those properties.   We have significantly reduced our assets by $100 million since the first of the year but both our deposits and liquidity continue to be strong to support our banking operations.  During 2010, we also paid back over $41 million in borrowings from the Federal Home Loan Bank in Dallas. We remain adequately capitalized with over 6% core capital.  We believe the worst is behind us but it will still be a challenging time for us until the economy in Northwest Arkansas has a significant recovery.  We are in the final planning for our capital raising efforts and we anticipate announcing those plans during the fourth quarter of this year.”

Total assets at September 30, 2010 amounted to $632.3 million, total liabilities were $592.9 million and stockholders’ equity totaled $39.4 million or 6.2% of total assets.  This compares with total assets of $731.1 million, total liabilities of $687.8 million and stockholders’ equity of $43.3 million or 5.9% of total assets at December 31, 2009.  At September 30, 2010 compared to December 31, 2009, investment securities decreased by $57.2 million or 42.2% and cash and cash equivalents increased by $37.4 million or 168.9% due to issuers’ calls and sales of securities in excess of purchases of investment securities.  Net loans receivable decreased $80.4 million or 16.7%, primarily due to repayments, transfers to REO and a decrease in loan originations.  The decrease in net loans receivable is related to the oversupply of lots and homes in the Northwest Arkansas market and the general slowdown in the housing market and the economy in general.  The $94.9 million or 13.8% decrease in total liabilities was primarily due to a decrease of $41.1 million or 69.0% in other borrowings and a decrease of $55.3 million or 8.9% in deposits.  Funds generated from investment calls and loan repayments were primarily utilized to pay down borrowings and fund deposit withdrawals.  Stockholders’ equity decreased by $3.8 million during the nine month period ended September 30, 2010, primarily due to a net loss from core operations of $3.8 million.

Nonperforming assets amounted to $94.9 million or 15.01% of total assets at September 30, 2010, compared to $78.0 million or 10.67% of total assets at December 31, 2009.  The increase in nonperforming assets was primarily the result of an increase in nonaccrual loans, $12.1 million of which were current at September 30, 2010. At September 30, 2010, nonperforming assets consisted primarily of $55.0 million of nonaccrual loans, net of specific valuation allowances, and $39.9 million in real estate owned.  Of the $55.0 million in nonaccrual loans, $28.5 million were current in accordance with the loan terms at September 30, 2010, with $24.3 million on monthly principal and interest payments. Nonaccrual loans 30-89 days past due totaled $11.1 million at September 30, 2010, $9.7 of which were on monthly principal and interest payments at September 30, 2010. The level of nonaccrual loans and REO is due primarily to single-family loans, multifamily residential loans, land loans, and commercial real estate loans, reflecting the general slowdown in housing and the oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market.  The general allowance for loan losses amounted to $23.1 million at September 30, 2010 or 5.41% of total loans, net of specific valuation allowances, compared to $25.4 million or 4.97% of total loans, net of specific valuation allowances, at December 31, 2009.

Net interest income, the primary component of net income, increased from $15.0 million for the nine months ended September 30, 2009 to $15.4 million for the nine months ended September 30, 2010 and decreased from $5.1 million for the three month period ended September 30, 2009 to $4.6 million for the three month period ended September 30, 2010. Net interest margin for the three and nine months ended September 30, 2010 was 3.16% and 3.30%, respectively, compared to 2.94% and 2.81% for the same periods in 2009.  The increase in net interest income for the nine month comparison period was primarily due to a decrease in rates paid on and average balances of

deposits and borrowings, partially offset by decreases in the average balances of loans receivable and investment securities.   The decrease in the three month comparison period was primarily due to decreases in the average balances of loans receivable and investment securities and a decrease in the average yield earned on investment securities, partially offset by an increase in the average yield earned on loans receivable, decreases in averages rates paid on deposits and borrowings, and a decrease in the average balance of borrowings.

The provision for loan losses decreased $24.6 million to $5.6 million for the three month period ended September 30, 2010 compared to $30.2 million for the three month period ended September 30, 2009 and decreased $30.5 million to $5.7 for the nine months ended September 30, 2010 compared to $36.2 million for the nine months ended September 30, 2009. General valuation allowances increased from $3.5 million at December 31, 2008 to $21.1 million at September 30, 2009 and specific valuation allowances increased from $2.9 million at December 31, 2008 to $20.3 million at September 30, 2009, which is reflected in the large provisions for loan losses in the 2009 comparison periods.  General valuation allowances decreased from $25.4 million at December 31, 2009 to $23.1 million at September 30, 2010 and specific valuation allowances increased from $7.5 million at December 31, 2009 to $12.0 million at September 30, 2010.  The general valuation allowance as a percentage of loans receivable net of specific valuation allowances was .60% at December 31, 2008, 3.96% at September 30, 2009, 4.97% at December 31, 2009, and 5.41% at September 30, 2010.  The increase in general valuation allowances since December 31, 2008 was due to an increase in nonperforming loans and an increase in net charge-offs, with such increases being larger in 2009 than 2010.

Noninterest income increased $1.1 million or 50.6% to $3.2 million for the three months ended September 30, 2010 compared to $2.1 million for the same period in 2009.  Noninterest income increased $800,000 or 13.2% to $6.9 million for the nine months ended September 30, 2010 compared to $6.1 million for the same period in 2009.  The increases in the three and nine month comparative periods were primarily due to gains on sales of investment securities of $1.1 million recorded in the third quarter of 2010.  During the third quarter, the Bank reclassified all of its held to maturity investment securities to an available for sale portfolio.

Noninterest expenses decreased $2.3 million or 23.2% to $7.6 million for the three months ended September 30, 2010 compared to $9.9 million for the same period in 2009.  Noninterest expenses decreased $1.7 million or 7.7% to $20.6 million for the nine months ended September 30, 2010 compared to $22.3 million for the same period in 2009.  The decreases in the three and nine month comparative periods were primarily due to decreases in REO expenses and salaries and benefits, offset by an increase in FDIC insurance expenses.  The Bank’s FDIC insurance premium for the three and nine months ended September 30, 2010 has increased compared to the same periods in 2009.  The increase in the nine month comparison period was partially offset by the five basis point special assessment on all insured depository institutions based on assets minus Tier 1 capital assessed in the second quarter of 2009.  The Bank recorded a charge of approximately $350,000 for the special assessment during the quarter ended June 30, 2009.  There was no such special assessment during 2010. The increase in the Bank’s FDIC insurance premium will continue to impact the Corporation’s noninterest expense in future periods.

The income tax benefit decreased primarily due to the decrease in the loss and the valuation allowance recorded on the deferred tax asset as of September 30, 2010.  There was no valuation allowance recorded on the deferred tax asset for federal taxes as of September 30, 2009.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 18 full-service branch locations, one stand-alone loan production office, and

29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Corporation and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions,  and such other risks and uncertainties as set forth in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Corporation is not responsible for changes made to this press release by wire services, Internet service providers or other media.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$59,549	$22,149
Investment securities held to maturity	—	135,531
Investment securities available for sale	78,314	—
Federal Home Loan Bank stock	1,575	3,125
Loans receivable, net of allowances	401,135	481,542
Loans held for sale	3,921	1,012
Accrued interest receivable	2,474	4,229
Real estate owned, net	39,882	35,155
Office properties and equipment, net	22,572	23,567
Cash surrender value of life insurance	21,827	21,226
Prepaid expenses and other assets	1,091	3,534
TOTAL ASSETS	$632,340	$731,070

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$569,374	$624,624
Other borrowings	18,466	59,546
Advance payments by borrowers for taxes and insurance	556	695
Other liabilities	4,485	2,905
Total liabilities	592,881	687,770

TOTAL STOCKHOLDERS’ EQUITY	39,459	43,300
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$632,340	$731,070

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Interest income	$7,010	$8,692	$23,150	$27,008
Interest expense	2,387	3,551	7,756	12,037
Net interest income	4,623	5,141	15,394	14,971
Provision for loan losses	5,557	30,196	5,673	36,161
Net interest income (loss) after provision for loan losses	(934)	(25,055)	9,721	(21,190)
Noninterest income	3,176	2,109	6,854	6,054
Noninterest expenses	7,601	9,895	20,580	22,300
Loss before income taxes	(5,359)	(32,841)	(4,005)	(37,436)
Income tax provision (benefit)	2	(9,614)	(188)	(11,770)
Net loss	(5,361)	(23,227)	(3,817)	(25,666)
Preferred stock dividends and discount accretion	223	222	668	506
Net loss available to common shareholders	$(5,584)	$(23,449)	$(4,485)	$(26,172)

Loss Per Common Share:
Basic	$(1.15)	$(4.84)	$(0.93)	$(5.40)
Diluted	$(1.15)	$(4.84)	$(0.93)	$(5.40)
Cash Dividends Declared	$—	$0.01	$—	$0.03

Selected Operating Data (Annualized):
Interest rate spread	3.21%	2.88%	3.36%	2.77%
Net interest margin	3.16%	2.94%	3.30%	2.81%
Return on average assets	(3.26)%	(11.99)%	(0.74)%	(4.34)%
Noninterest income to average assets	1.93%	1.09%	1.32%	1.02%
Noninterest expenses to average assets	4.63%	5.11%	3.96%	3.77%
Return on average equity	(49.48)%	(106.70)%	(11.59)%	(40.51)%